Exhibit 3.1

CERTIFICATE OF CHANGE
OF
REGISTERED AGENT AND REGISTERED OFFICE

LSI Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1.           The name of the Corporation is LSI Corporation.

2.           The name under which the Corporation was originally incorporated was LSI Logic Corporation.  The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 5, 1986.

3.           That at a meeting of the Board of Directors of the Corporation held on November 10, 2009, the following resolution was unanimously adopted:

RESOLVED, that effective upon the filing of an appropriate Certificate (the “Certificate”), with the Secretary of State of the State of Delaware, the Corporation’s registered office in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of its registered agent at such address shall be Corporation Service Company (“CSC”).

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer the 11th day of November 2009.

                                                                                                                                     By /s/ Jean F. Rankin
                                                                                                                                                                                                           Jean F. Rankin, Executive Vice President,
                                                                                                                                                                                                           General Counsel & Secretary